EXHIBIT 10.1
ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into, and dated, as of November 18, 2010, by and between RASER TECHNOLOGIES, INC., a Delaware corporation (“Seller” or “RZ Group”), as seller, and VIA AUTOMOTIVE, INC., a Delaware corporation (“Buyer”), as buyer.

WITNESSETH:

A.         WHEREAS, Seller is the owner of certain tangible and intangible property comprising or used in connection with Seller’s Transportation and Industrial Business Segment, more particularly described on Schedule 2.1 attached hereto (the “TI Assets”); and

B.          WHEREAS, Seller desires to sell, and Buyer desires to buy, the TI Assets, upon and subject to the terms, conditions, and provisions of this Agreement;

NOW, THEREFORE, in consideration for the mutual obligations of the parties hereto, and other good and valuable consideration, the receipt and legal sufficiency of which are acknowledged by the parties, Buyer and Seller agree as follows:

ARTICLE 1. DEFINED TERMS

The following terms shall have the following meanings in this Agreement:

1.           “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

2.           “Ancillary Agreements” means each agreement or instrument to be entered into in connection with the transfer of the TI Assets to Buyer, including the Shareholders’ Agreement (hereinafter defined) and any exhibits, schedules, attachments, tables or other appendices thereto, and each other agreement and other instrument contemplated herein or in any of the foregoing, all as may be amended from time to time.

3.           “Cash Consideration” means, the $2.5 million, which is the cash portion of the Purchase Consideration.

4.           “Closing” means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Article 8 hereof.

5.           “Closing Date” means the date hereof.

6.           “Consents” means all of the consents, permits or approvals of government authorities and other third parties necessary to transfer the TI Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

7.           “Intellectual Property” means all intellectual property rights owned or used by any member of the RZ Group or affiliates in connection with the TI Business, more particularly described on Schedule 1.8, whether protected, created or arising under the laws of the United States or any other jurisdiction, including, without limitation:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of any member of the RZ Group or affiliates, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology owned or used by any member of the RZ Group or affiliates, and (vi) all rights to any of the foregoing granted to any member of the RZ Group or affiliates pursuant to any Intellectual Property License (hereinafter defined), but specifically excluding any of the foregoing to the extent used by any member of the RZ Group for purposes that are other than in connection with the TI Business.

8.           “Intellectual Property License” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to RZ or its affiliates of a right to use a third-person’s intellectual property rights.

9.           “Liabilities” means all claims, liabilities and indebtedness related specifically to the TI Business or the TI Assets, including those set forth on Schedule 2.3 hereto, other than the Retained Liabilities.

10.         “Licenses” means all of the operating licenses, permits, and other authorizations and any other federal, state or local governmental authorities, if any, required in connection with the ownership of the TI Assets and the operation of the TI Segment.

11.         “Permitted Liens” means liens and encumbrances on the Intellectual Property in favor of Pratt & Whitney.

12.         “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

13.         “Purchase Consideration” means the purchase consideration specified in Section 2.4 hereof.

14.         “Retained Assets” means all (x) tax returns and tax refunds relating to any tax period ending on or before the Closing Date, (y) all stock books and corporate organizational documents of the RZ Group, and (z) assets of the RZ Group, not devoted exclusively to the TI Business, such as computers and IT systems that, although they are used to process or store information for the TI Business, are used primarily for the businesses and operations of the RZ Group other than the TI Segment.

15.         “Retained Liabilities” means the indebtedness of Seller owing to Pratt & Whitney and all liabilities of the RZ Group arising prior to the date hereof, including liabilities pertaining to the TI Business prior to the date hereof, but not including the liabilities set forth on Schedule 2.3 hereto.

16.         “RZ” means Raser Technologies, Inc., a Delaware corporation.

17.         “RZ Group” means RZ and RZ Subsidiary.

18.         “RZ Subsidiary” means RT Patent Company, Inc. and Raser Technologies Operating Company, Inc.

19.         “Share Consideration” means shares of common stock of Buyer, par value $0.01 per share, constituting 39% of the equity of Buyer, which is the noncash portion of the Purchase Consideration.

20.         “Shareholders’ Agreement” means the agreement between Seller, Buyer and Buyer’s initial investor, in the form attached hereto as Exhibit B.

21.         “TI Assets” means the tangible and intangible property comprising or used in connection with Seller’s Transportation and Industrial Business Segment, as more particularly described in Section 2.1 hereof.

22.         “TI Business” means the business of the TI Segment.

23.         “TI Segment” means RZ’s Transportation and Industrial Business Segment, as that business segment operates as of the date hereof.

ARTICLE 2. SALE AND PURCHASE OF ASSETS

2.1         Agreement to Sell and Buy.  Subject to the terms, conditions and provisions set forth in this Agreement, Seller hereby transfers and delivers to Buyer on the Closing Date, and Buyer purchases and receives, effective as of the Closing Date, all right, title and interest of Seller (itself or of a member of the RZ Group) in and to the TI Assets, which are more particularly described in Section 2.1 hereof, are conveyed, free and clear of any claims, liabilities, liens, pledges or encumbrances of any nature whatsoever, except for the Permitted Lien, and include the following:

(a)
all computers, computer servers, test equipment, printers and laptops and other computer equipment (including spare parts) and Software allocated exclusively to or used exclusively in connection with the business of the TI Business;

(b)
all machinery and equipment (including spare parts), business machines, automobiles and other vehicles or components thereof, furniture, fixtures, supplies, models, capital improvements in process, tools and all other tangible personal property allocated exclusively to or used exclusively in connection with the TI Business ;

(c)	all marketing materials, investor materials and inventory that are used exclusively in connection with the TI Business;

(d)	all easements, rights of way, servitudes, leases, permits, licenses or options used or held for use in connection with the TI Business;

(e)	all accounts receivable, notes receivable, reserves, prepaid deposits, and prepaid expenses allocated to or used in connection with the TI Business;

(f)
all rights and claims, whether mature, contingent or otherwise, against third parties, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, claims for refunds, rights of off-set and credits of all kinds and all other general intangibles, to the extent related to the TI Business;

(g)
all authorizations, consents, approvals, licenses, orders, permits and exemptions of, and filings or registrations with, any governmental authority, to the extent pertaining to the TI Business and transferable by the RZ Group;

(h)	all of the Intellectual Property of the RZ Group related to the TI Business, including all marketing and promotional materials incorporating or utilizing any of the Marks related to the TI Business;

(i)
all rights under any executory contract to which any member of the RZ Group is a party and which is related to the TI Business, including, without limitation, any license agreement, security agreement, indemnity agreement, subordination agreement, mortgage, equipment lease and other lease or sublease (whether or not capitalized), conditional sale or title retention agreement and any purchase order from any customer; and

(j)
all other assets used or useful in the conduct of the business of the TI Business, whether or not reflected on the books and records of the TI Business, but essential or useful to the continuation of the business of the TI Business, including, without limitation, all credit balances of or inuring to the RZ Group under any state unemployment compensation plan or fund (related to employees who perform work in connection with the TI Business), employment contracts, restrictive covenants and obligations of present and former employees, agents, representatives, independent contractors and others who perform or performed work in connection with the TI Business, and all books, records, files and papers relating to, or useful or necessary to the conduct of, the business of the TI Business, including those related to corporate, contractual or regulatory compliance.

2.2         Retained Assets.  Notwithstanding the provisions of Section 2.1 above, Seller and Buyer expressly understand and agree that Seller is not selling, assigning, transferring, conveying or delivering to Buyer, and Buyer shall have no right to or interest in any of the Retained Assets.

2.3         Liabilities.  Seller and Buyer agree that, effective as of November 1, 2010, Buyer is assuming the TI Liabilities listed in Schedule 2.3 hereof and, from and after November 1, 2010 all other Liabilities related to the TI Business, other than the Retained Liabilities.

2.4         Purchase Consideration.  The Purchase Consideration shall be the aggregate of (i) the Share Consideration, (ii) the Cash Consideration, and (iii) the undertaking and obligation of Buyer to close  on not less than $10 million of additional equity or equity-linked investment in Buyer (the “Additional Initial Capital”), in accordance with the provisions of Section 6.7 hereof.

2.5         Adjustments and Prorations. All payment obligations under contracts for services or utilities, and salaries and other benefits obligations in respect of employees of Seller who shall become employees of Buyer as of the Closing Date, shall be apportioned as of the Closing Date.

2.6         Allocation of Purchase Consideration.  The Purchase Consideration shall be allocated, for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), among the Assets, as shall be agreed to by the parties prior to December 31, 2010.  Neither party hereto shall take a position on any tax return or other filing with any federal, state or local authority that is inconsistent with such allocation.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1         Organization, Standing and Authority.  Each member of the RZ Group is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct its business in the State of Utah and each other jurisdiction where the TI Business is conducted, where the conduct of the TI Business requires such qualification and the failure to so qualify would have a material adverse effect on such member of the RZ Group.  Each member of the RZ Group has all requisite corporate power and authority to own, lease, and use the TI Assets as presently owned, leased, and used.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and the documents contemplated thereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller, hereunder and thereunder.  No member of the RZ Group is a participant in any joint venture or partnership with any other person or entity with respect to any part of the TI Business.

3.2         Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, or by court-applied equitable remedies.

3.3         Absence of Conflicting Agreements.  The execution, delivery, and performance of this Agreement and the Ancillary Agreements, and the documents contemplated hereby or thereby (with or without the giving of notice, the lapse of time, or both):  (i) do not require the consent of any third party; (ii) will not conflict with any provision of the articles of Incorporation and By-Laws of Seller; (iii) will not conflict with, result in a breach of or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to Seller; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, License or permit to which any member of the RZ Group is a party or by which any member of the RZ Group may be bound; or (v) will not voluntarily create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the TI Assets.

3.4         Licenses.  Seller (itself or by way of its ownership of each RZ Subsidiary) has all Licenses, if any, necessary to enable the continued ownership of the TI Assets and the operation of the TI Business.  Schedule 3.4 includes a true and complete list of the Licenses.  Seller has delivered to Buyer true and complete copies of each of the Licenses listed on Schedule 3.4. Such Licenses are issued in the name of Seller and are in full force and effect.

3.5         Title to and Condition of TI Assets.

a.
Seller (itself or by way of its ownership of each RZ Subsidiary) has good, clean, and marketable title to its interest in the TI Assets, subject only to the possible lien on the Intellectual Property in favor of Pratt & Whitney (or its affiliates).  All of the TI Assets are being transferred to Buyer in their “AS IS” “WHERE IS” condition on the date hereof.

b.
Notwithstanding the provisions of paragraph a of this Section, Seller agrees to indemnify and hold harmless Buyer from and against any and all loss, cost and expense suffered or incurred by Buyer as a result of or in connection with claims by Pratt & Whitney (or its affiliates) of security interests in, liens upon or rights or interests in respect of the Intellectual Property, to the extent that Buyer suffers any loss of rights to use and enjoyment of the Intellectual Property that Buyer would have had if the Intellectual Property had been conveyed to Buyer on the date hereof free and clear of all claims and interests of Pratt & Whitney (or its affiliates) (“Seller’s IP Indemnification”).

3.6         [reserved]

3.7         Consents.  No consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to permit any Seller to consummate this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) to permit any Seller to assign or transfer the Real Property or Assets to Buyer, or (iii) to enable Buyer to conduct the TI Business in essentially the same manner as such business or operations are presently conducted.

3.8         Intellectual Property.  There are no claims or proceedings pending or, to the knowledge of Seller, threatened against any member of the RZ Group asserting that the ownership or use by the RZ Group of any of the Intellectual Property infringes the rights of any other person, and Seller has no knowledge that any ownership or any use thereof by any member of the RZ Group could give rise to such a claim.  No member of the RZ Group has licensed or otherwise assigned any interest in the Intellectual Property to any third party.

3.9         ‘34 Act Reports.  Seller is current in the filing of all reports and filings required by the Securities Exchange Act of 1934, as amended (the “Act”) and the New York Stock Exchange.

3.10       Taxes.  Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed in connection with the TI Assets or TI Segment, and it has paid or cause to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due. To the best of Seller’s knowledge, no events have occurred which could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from any member of the RZ Group.

3.11       Claims, Legal Actions.  Except as set forth in Schedule 3.11,  no member of the RZ Group has been served with any claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax, or condemnation or taking proceeding, nor any order, decree or judgment, that is in progress or pending, nor to the knowledge of any Seller has any such matter been threatened, against or relating to any Seller or any of the TI Assets, nor does any Seller know of any basis for the same that would materially impair the value of the TI Assets in the hands of Buyer after the Closing Date.

3.12       Compliance with Laws.  To the best knowledge of Seller, each member of the RZ Group has complied in all material respects with all federal, state and local laws, rules and regulations and ordinances applicable to the TI Business.

3.13       Environmental Matters.

(a)           No member of the RZ Group has received any written notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to TI Assets.  For purposes hereof, “Environmental Laws” means any and all federal, state or local laws, statues, rules, regulations, plans, ordinances, codes, licenses or other restrictions relating to health, safety or the environment, including without limitation the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Occupational Health and Safety Act.

(b)           To the best knowledge of Seller, none of the TI Assets have been used to transport or dispose of Hazardous Materials in violation of, or in a manner or to a location which gives rise to liability under, Environmental Laws, nor have any of the TI Asset been used to generate, treat, store or dispose of Hazardous Materials in violation of, or in a manner that would give rise to liability under, any applicable Environmental Laws.  For purposes hereof “Hazardous Materials” means any toxic or hazardous wastes, substances, products, pollutants or materials of any kind, including, without limitation, petroleum and petroleum products, MTBE and other additives, and asbestos, or any other wastes, substances, products, pollutants or material regulated under any Environmental Laws.

(c)           To the best of Seller’s knowledge, there has been no release or threat of release of Hazardous Materials arising from or related to the TI Business.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1         Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to conduct its business in the State of Utah and each other jurisdiction where the TI Business is conducted, where the conduct of the TI Business requires such qualification and the failure to so qualify would have a material adverse effect on Buyer.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

4.2         Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, or by court-applied equitable remedies.

4.3         Absence of Conflicting Agreements.  The execution, delivery, and performance of this Agreement, the Ancillary Agreements and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):  (i) do not require the consent of any third party, (ii) will not conflict with the Articles of Incorporation or By-laws of Buyer, (iii) will not conflict with, result in a breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, licenses, or permit to which Buyer is a party or by which Buyer may be bound.

4.4         Full Disclosure.  No representation or warranty made by Buyer herein nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact made intentionally or in bad faith, or intentionally or in bad faith omits or will omit to state any material fact known to Buyer and required to make the statements herein or therein not misleading.

4.5         Litigation.  There is no action, suit, investigation or other proceeding pending or, to Buyer’s knowledge, threatened which may adversely affect Buyer’s ability to perform in accordance with the terms of this Agreement or the Ancillary Agreements, and Buyer is unaware of any facts which could reasonably result in any such proceeding.

ARTICLE 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
AND INDEMNIFICATION

5.1         Representations and Warranties.  Except with respect to representations that are expressly limited to survival for a term of less than 18 months, all representations and warranties contained in this Agreement or in the Ancillary Agreements shall survive the Closing Date for a period of 18 months (the “Survival Period “).  Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation or warranty contained herein.

5.2         Indemnification by Seller.  Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a)          all losses, liabilities, costs, expenses or damages resulting from any untrue representation, or breach of warranty contained herein or in any certificate, delivered by Seller to Buyer hereunder; and

(b)         all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to the foregoing.

(c)          Seller’s obligations hereunder shall survive the Closing of the transactions contemplated hereunder.

5.3          Indemnification by Buyer.  Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

(a)          all losses, liabilities, costs, expenses or damages resulting from any untrue representation, or breach of warranty contained herein or in any certificate delivered by Buyer to Seller hereunder; and

(b)          all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to the foregoing.

(c)           Buyer’s obligations hereunder shall survive the Closing of the transactions contemplated hereunder.

5.4         Procedures for Indemnification.  The procedures for indemnification shall be as follows:

a.           The party claiming the indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit or proceeding was given to Claimant.

b.           Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

c.            With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying party subject to reimbursement for reasonable actual out-of-pocket expenses, including reasonable attorneys’ fees, incurred by the Claimant as the result of a request by the Indemnifying party.  If the Indemnifying party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.

d.            If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

e.             If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim and the Indemnifying Party shall promptly reimburse Claimant for its defense costs including reasonable attorney’s and other legal fees and the fees of consultants used in the defense of Claimant.

f.             The indemnification rights provided in Sections 5.2 and 5.3 shall extend to the shareholders, directors, officers, partners employees and representatives, successors and assigns of the Claimant although for the purpose of the procedures set forth in this Section 5.4, any indemnification claims by such parties shall be made by and through the Claimant.

ARTICLE 6. SPECIAL COVENANTS AND AGREEMENTS

6.1           Broker.  Buyer and Seller each represents and warrants to each other that neither it nor any person or entity acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transaction contemplated by this Agreement.  The representations and warranties contained in this Section shall survive the Closing hereunder.

6.2           Confidentiality.  Except as specifically set forth herein, and except to the extent required by law, each party hereto will keep confidential any information which is obtained from the other party in connection with the transaction contemplated hereby and which is not readily available to members of the general public, and will not use such information for any purpose other than in furtherance of the transactions contemplated hereby.  In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby.  If a disclosure is required by law, the disclosing party shall make reasonable efforts to afford the other party an opportunity to review and comment on the proposed disclosure prior to the making of such disclosure.  Notwithstanding the foregoing, upon the execution of this Agreement by both parties, Seller and Buyer shall have the right to issue a press release, and file with the Securities and Exchange Commission a current report on Form 8-K with respect to this Agreement and the transactions contemplated hereby, which press release shall be mutually agreed to in form and substance by both parties hereto prior to its release.

6.3           Cooperation; Reporting and  Disclosure.  Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of the transactions contemplated by this Agreement. From and after the Closing Date, Buyer shall cooperate with Seller in connection with Seller’s public reporting and accounting and financial disclosure obligations that may arise by reason of Seller’s ownership of Buyer’s common stock.

6.4          Via Automotive, Inc. Governance.

(a)          Seller and Buyer agree that, effective as of the Closing Date, the following persons shall be the sole directors of Buyer:

Directors:
Carl E. Berg;
Kraig T. Higginson; and
Alan G. Perriton.

(b)         Effective as of the Closing Date, the By-Laws of Buyer shall be in the form and substance of Exhibit A attached hereto and made a part hereof.

6.5         Employees.  Effective as of the Closing Date, Buyer shall employ each of the employees of Seller listed on Schedule 6.5 on the terms set forth on Schedule 6.5.

6.6         Corporate Services; Audited Financial Statements.  For a period of 3 months after the Closing Date, unless earlier terminated by written notice from Buyer to Seller, Seller shall provide accounting, tax preparation and administrative services to Buyer related to the TI Business, at a reasonable cost to be determined on the Closing Date. Additionally, Seller shall deliver to Buyer on or before December 31, 2010, audited financial statements for the TI Segment for the 12 months ended December 31, 2009 and for period from January 1, 2010 through the Closing Date.

6.7         Additional Initial Capital.  Buyer is obligated to close not later than February 28, 2011 on not less than $10 million of additional equity or equity-linked investment in Buyer. In the event that Buyer does not close on any portion of the $10 million of additional equity or equity linked investment before June 30, 2011, Seller shall have the right obtain such investment on Buyer’s behalf on terms reasonably acceptable to Buyer’s board of directors, which investment of Additional Initial Capital shall be subject to the terms and conditions of the Shareholders’ Agreement to be delivered by the Parties in accordance with the provisions of Article 7 hereof.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1         Conditions of Obligations of Buyer.  All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

a.           Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and complete in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time, except for changes contemplated by this Agreement.

b.            Covenants and Conditions.  Seller shall have in all material respects performed and complied with the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

c.            Deliveries.  Seller shall have made all the deliveries to Buyer set forth in Section 8.2 hereof, and  the Shareholders’ Agreement shall have been executed and delivered by Buyer’s initial investor.

7.2          Conditions to Obligations of Seller.  The obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

a.            Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement, as though such representations and warranties were made at and as of such time.

b.            Covenants and Conditions.  Buyer shall have in all material respects performed and complied with the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

c.            Deliveries.  Buyer shall have made all the deliveries set forth in Section 8.3 hereto and the Shareholders’ Agreement.

ARTICLE 8. CLOSING AND CLOSING DELIVERIES

8.1          Closing.  The closing shall be completed on the date hereof (the “Closing Date”), at the offices of Sichenzia Ross Friedman Ference LLP, New York, NY or such other place as shall be mutually agreed to by Buyer and Seller, or, if mutually agreed upon by the parties, shall be an escrow closing via the mail.

8.2           Deliveries by Seller.  Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Counterparts.  Duly executed counterparts of this Agreement, the Shareholders’ Agreement and each of the Ancillary Agreements and an assignment and assumption of contracts, in customary form and substance,, mutually acceptable to Buyer and Seller;

(b)           Transfer Documents.  Duly executed quitclaim deeds, bills of sale, assignments and other transfer documents which shall be sufficient to vest title to the TI Assets in the name of Buyer or its permitted designees, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever, except for the Permitted Lien.

(c)           [reserved]

(d)           Officer’s Certificate. Certificates, dated as of the Closing Date, executed by duly authorized officers of Seller, certifying: (i) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date, as though made on and as of that date, except for changes contemplated by this Agreement and except for representations and warranties made as of a specific date which shall be certified true and complete in all material respects as of such date; and (ii) that Seller has, in all material respects, performed its obligations and complied with its covenants set forth in this Agreement to be performed and complied with prior to or on the Closing Date.

(e)           Secretary’s Certificate.  Certificates, dated as of the Closing Date, executed by the Secretary or Clerk of Seller: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Seller’s shareholders and Board of Directors, authorizing and approving the execution of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, a certificate of good standing certified by the Secretary of State of Delaware; as of a date not more than fifteen (15) days before the Closing Date and by Seller’s Secretary as of the Closing Date, and a copy of Seller’s Articles of Incorporation and By Laws as in effect on the date hereof, certified by Seller’s Secretary as of the Closing Date.

(f)           Transfer or Conveyance Taxes or Document Stamps.  Such amounts as are necessary to pay for Seller’s obligations with respect to transfer or conveyance taxes or documentary stamps.  Such amount may either be delivered by Seller at Closing, or credited to Buyer against the Purchase Consideration at Closing.

8.3           Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)           Purchase Consideration.  The Purchase Consideration; provided, however, that Buyer is permitted to deliver to Seller up to $1 million of the Cash Consideration after the date hereof, but on or before December 20, 2010;

(b)           Counterparts.  Duly executed counterparts of this Agreement, the Shareholders’ Agreement and each of the Ancillary Agreements and an assignment and assumption of contracts, in customary form and substance mutually acceptable to Buyer and Seller;

(c)           [reserved];

(d)           [reserved].

ARTICLE 9. MISCELLANEOUS

9.1          Notices.  Each party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section and will be deemed given on the date that the intended addressee actually receives or refuses delivery of the notice.

If to Seller:
Raser Technologies, Inc.
5152 North Edgewood Drive
Suite 200
Provo, Utah 84604
Attention: Nicholas Goodman, CEO

with a copy
(which shall not
constitute notice) to:

Andrew M. Smith
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York,. NY 10006
If to Buyer:

Via Automotive, Inc.
10050 Bandley Dr.
Cupertino, CA  95014

with a copy
(which shall not
constitute notice) to:

Carl E. Berg

9.2           Benefit and Binding Effect.  Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement to any affiliated entity, following which assignment Buyer shall be released from all of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3           Governing Law.  This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Utah.

9.4           Headings.  The headings here are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

9.5           Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter; and any other number, singular or plural, as the context required.

9.6           Entire Agreement.  This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof.  All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.  This Agreement supersedes all prior negotiations between Buyer and Seller, and all letters of intent and other writings related to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

9.7           Waiver of Compliance: Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty , covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

9.8           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable or any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greater extent permitted by law.

9.9           Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument and/or by facsimile signatures, provided the original signatures shall be thereafter promptly delivered to the party entitled thereto. Any party hereto shall be fully protected in relying upon  facsimile delivery of this Agreement which is believed by such party, in good faith, to be genuine.

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the day and year first above written.

SELLER:	RASER TECHNOLOGIES, INC.

	By:	/s/ Nicholas Goodman
Name: Nicholas Goodman
Title: CEO

BUYER:	VIA AUTOMOTIVE, INC.

	By:	/s/ Carl E. Berg
Name: Carl E. Berg
Title: President

EXHIBITS TO ASSET PURCHASE AND SALE AGREEMENT

A.	By-Laws of Buyer
B.	Shareholders’ Agreement

SCHEDULES TO ASSET PURCHASE AND SALE AGREEMENT

1.8	List of Intellectual Property
2.1	List of TI Assets
2.3	Liabilities
3.4	Licenses
3.11	Claims; Legal Actions
6.5	Employees

Exhibit A

By-Laws

Exhibit B

Shareholders’ Agreement